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                                                                  EXHIBIT 8.(b).


                         JOINT SERVICES AGREEMENT AMONG
                NATIONAL RURAL ELECTRIC COOPERATIVE ASSOCIATION,
             RE INVESTMENT CORPORATION, AND RE ADVISERS CORPORATION


        Agreement made as of the 17th day of September, 1990, among National Rural Electric Cooperative Association ("NRECA"), RE Investment Corporation ("RE Investment"), and RE Advisers Corporation ("RE Advisers"). NRECA, RE Investment and RE Advisers are each organized under the laws of the District of Columbia.

                                    RECITALS

        WHEREAS, RE Investment and RE Advisers are totally owned subsidiaries of NRECA and each desires to utilize NRECA's personnel, property and services in carrying out its corporate functions and NRECA is willing to furnish the same on the terms and Conditions hereinafter set forth.

        NOW, THEREFORE, WITNESSETH: That in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed among the parties as follows:

        1. NRECA will furnish, as available, personnel, property and services, including advice and assistance, requested from time to time by RE Investment and RE Advisers to carry out their respective corporate functions and contractual obligations in connection with the Homestead Funds, Inc. ("Homestead Funds").



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        2.      NRECA agrees to provide such personnel, property and services at no cost or expense to RE Investment provided that RE Investment continues to provide its services to the Homestead Funds without compensation.

        3. NRECA agrees to provide such personnel, property and services at no cost to RE Advisers for such periods during which RE Advisers has waived its fee or assumed, as its own expense, and reimbursed the Homestead Funds for expenses pursuant to the terms of the Expense Limitation Agreement. During any other period RE Advisers shall pay NRECA such amounts as represent the portion of the salaries of designated personnel attributable to RE Advisers and the portion of the costs of property, services and related expenses attributable to RE Advisers, which amounts shall be computed consistent with generally acceptable accounting principles. Such payments by RE Advisers to NRECA shall be made pursuant to a schedule mutually agreed on, from time to time, by NRECA and RE Advisers.

        4. The term of this Agreement will commence as of the date indicated above and continue until October 1, 1992. Thereafter it shall be deemed to be renewed automatically, upon the same terms and conditions, for successive periods of one year each, until any party, upon at least 60 days prior written notice shall notify the other parties of its intention not to renew the Agreement.


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        5.      No assignment of this Agreement shall be made by NRECA without the consent of RE Investment and RE Advisers.


        6. Subject to the foregoing Clause 5, this Agreement shall inure to the benefit of and be binding upon any successors or assigns of the parties hereto.



                                              National Rural Electric
                                              Cooperative Association


 Attest:  /s/ Peter R. Morris                 By: /s/ Anthony Williams
        ----------------------                   ---------------------------
              Secretary



                                              RE Investment Corporation


 Attest: /s/ Peter R. Morris                  By:  /s/ Stuart E. Teach
        ----------------------                   ---------------------------
              Secretary



                                              RE Advisers Corporation


 Attest: /s/ Stuart E. Teach                  By: /s/ Peter R. Morris
        ----------------------                   ---------------------------
              Secretary





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